                                                                    EXHIBIT 99.1

                         ALPHA TECHNOLOGIES GROUP, INC.
                                IMPORTANT NOTICE
              CONCERNING YOUR RIGHT TO SUBSCRIBE FOR COMMON STOCK

To Holders of the Company's Common Stock:

   Enclosed for your consideration are a Prospectus, dated November 30, 2000, and the Alpha Technologies Group, Inc. Rights Exercise Agreement relating to the offer to purchase shares of common stock, $.03 par value per share, of Alpha Technologies Group, Inc. at an exercise price of $7.25 per share, in cash, pursuant to non-transferable subscription rights.

   As described in the accompanying Prospectus, if, as of October 25, 2000, you held shares of our common stock, you will receive one non-transferable right for each 25 shares of our common stock that you own. Each right entitles you to purchase one share of common stock for $7.25 per share. Information on the Federal income tax treatment of the rights and the common stock purchased pursuant to the exercise of the rights is provided in the Prospectus.

   A separate certificate evidencing the rights will not be delivered.

   We anticipate that we will use the net proceeds of this offering to fund a portion of the NNE Transaction described in the Prospectus.

   RIGHTS ARE NON-TRANSFERABLE.

   If you wish to exercise your rights and subscribe for common stock, your executed rights exercise agreement must be received along with the aggregate payment therefor by American Stock Transfer & Trust Company which is acting as the subscription agent, by 5:00 p.m., New York City time, on January 5, 2001. We may extend the expiration date upon notice to the subscription agent to a date not later than January 15, 2001. After this date, rights will no longer be exercisable to purchase shares of common stock.

   ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION AGENT AT THE FOLLOWING TELEPHONE NUMBER: (212) 929-5500 OR AMERICAN STOCK TRANSFER & TRUST COMPANY AS THE SUBSCRIPTION AGENT, AT THE FOLLOWING TELEPHONE NUMBER: (800) 937-5449

                                          Very truly yours,

                                          Lawrence Butler

                                          Chairman and Chief Executive Officer

Enclosures

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